July 2, 2021

VIA EMAIL

Douglas J. Devine, CPA
12 Keefer Court
Piedmont, CA 94610

Dear Doug:
You have agreed to serve as Interim Chief Executive Officer (“Interim CEO”) of iRhythm Technologies, Inc. (the “Company”) during the Company’s search for a Chief Executive Officer. This letter sets forth the terms and conditions of the Interim CEO role, which is in addition to your role as Chief Financial Officer. This position will report to the Board of Directors of the Company (the “Board”) and the terms below will be effective as of July 1, 2021 (the “Effective Date”) until the Interim CEO End Date, as defined below (such period, the “Interim Period’). Please note that, as always, the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.
Base Pay Rate
Your base pay rate will be $600,000 annually, which will be earned and payable in accordance with the Company’s payroll policy.
Bonus
You will be eligible to earn an annual cash bonus with a target value of 60% of your actual base salary earnings for the applicable year, based on achieving performance objectives established by the Board in its sole discretion and payable upon achievement of those objectives as determined by the Board. If any portion of such bonus is earned, it will be paid when practicable after the Board determines it has been earned, subject to you remaining employed with the Company through the payment date. Additionally, your annual bonus opportunity will be prorated if you are not employed through the entirety of the applicable quarter to which such opportunity relates. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.
Equity Awards
The Company will grant you a one-time award of restricted stock units (“RSUs”) covering a number of shares of the Company’s common stock with an aggregate grant date fair value of $1,148,000 which will vest 100% on the one year anniversary of the date of grant, subject to your continued employment through such date (the “RSU Award”). The RSU Award will be subject to the terms and conditions of the Company's 2016 Equity Incentive Plan (as amended from time to time, the “2016 Plan”) and a restricted stock unit agreement thereunder in the Company’s standard form.
For purposes of this letter, the grant date fair value of the RSU Award will be determined in accordance with the Company’s standard equity grant practice, which typically means, with respect to awards of RSUs, the grant date fair value will be calculated based on the twenty (20) day average closing price of the Company’s Common Stock as reported on the Nasdaq Global Select Market for the calendar month prior to the grant date, or such other methodology as the Board or the Compensation Committee of the Board may determine prior to the grant of the RSU Award becoming effective. No right to any RSUs or shares covered by RSUs is earned or accrued until such time that vesting occurs, nor does the grant of the RSU Award confer any right to continue vesting or employment.

iRhythm Technologies, Inc. • 699 8th Street, Suite 600 • San Francisco, CA 94103
phone: 415.632.5700 • fax: 415.632.5701 • irhythmtech.com

Benefits and Severance
As a full-time employee, you will continue to be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of the Company. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies. Similarly, you will continue to be eligible to receive severance benefits pursuant to the terms of the Company’s Change in Control and Severance Policy (the “Severance Policy”), and any benefit eligibility will be calculated by reference to the Tier 2 eligibility standards set forth in the Severance Policy.
Proprietary Information and Inventions Agreement
As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter reaffirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement that you executed on June 9, 2020 (the “Confidentiality Agreement”) continue to be in effect.
Term of Interim CEO Position and At-Will Employment
You will serve as Interim CEO until the earliest to occur of: (1) iRhythm’s appointment of a new Chief Executive Officer; (2) the Board’s decision to remove you from the position of Interim CEO; or (3) termination of your employment with the Company for any reason (the date of such occurrence, the “Interim CEO End Date”). Your base pay rate will return to $463,500 annually, effective the day after the Interim CEO End Date. While the Company is pleased that you will be stepping into the role of Interim CEO, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment, and nothing in this letter constitutes a promise of continued employment for any length of time.
Entire Agreement and Enforcement
This letter, the Severance Policy and the Confidentiality Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.
Acknowledgement
You acknowledge that you have had the opportunity to discuss this letter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter.
Acceptance
To accept the Company's offer of a temporary role as Interim CEO, please sign and date this letter in the space provided below. Upon execution, your appointment to this position pursuant to the terms of this letter will be effective as of the Effective Date. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Board and you.

    Sincerely,

/s/ Abhijit Talwalkar
Abhijit Talwalkar
Chairman of the Board of Directors
iRhythm Technologies, Inc.

Agreed to and accepted:
Signature:	/s/ Douglas J. Devine
Printed Name:	Douglas J. Devine
Date:	July 2, 2021